Exhibit 99.1

Press Release

I-many Reports Fourth Quarter and Year-End 2006 Financial Results

EDISON, N.J., February 13, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported financial results for the fourth quarter and year ended December 31, 2006.

Q4 2006 Financial Highlights

•	Net revenues increased over Q3 2006 to $7.6 million

•	Gross value of license contracts signed up 129% vs. Q3 2006

•	Net revenues from subscriptions up 96% over Q4 2005

•	Unamortized software subscriptions up 72% over Q4 2005 to a record $14.8 million

•	Deferred revenue and unamortized software subscriptions at record $30.8 million, up 50% vs. Q4 2005

GAAP Financial Results

On a GAAP basis, net revenues for the quarter totaled $7.6 million, an increase of 1.6% from $7.5 million reported in the prior quarter, and a decrease of 7.7% from $8.3 million reported for the fourth quarter of 2005. Net loss for the quarter was $(0.09) per share, as compared to a net loss of $(0.08) per share in the previous quarter and $(0.04) per share in the fourth quarter of 2005.

For the year ended December 31, 2006, net revenues totaled $29.6 million, a decrease of 9.2% from $32.6 million reported in the previous year. Net loss for 2006 was $(0.33) per share, versus a net loss of $(0.21) per share in 2005.

Net revenues and loss exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot realize until future periods, including those related to the increasing number of multi-year software subscriptions. For a more complete picture of the company’s performance, see the discussion of non-GAAP financial results, below.

Quarter-end cash, restricted cash and short-term investments totaled $17.7 million, as compared to $13.3 million at the end of the previous quarter and $17.4 million at the end of 2005. The increase in cash is due to a $7 million financing ($6.5 million, net of expenses) completed during the quarter, offset by operating losses.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include more software subscriptions. This includes the gross value of license contracts signed, or “bookings,” which totaled $4.0 million during the fourth quarter. This represents an increase of 129% from $1.8 million signed in the prior quarter and approximately the same as $4.1 million signed in the fourth quarter of 2005. For the year, bookings totaled $14.4 million, up 3% from $14.0 million in 2005.

These contracts brought the total amount of unamortized software subscriptions to be recognized over the next five years to a record $14.8 million, up 16% from $12.7 million reported at the end of the prior quarter, and an increase of 72% from $8.6 million at end of the fourth quarter 2005.

The combined amount of deferred revenue and unamortized software subscriptions at December 31, 2006 reached a record $30.8 million, an increase of 17% from $26.4 million in the prior quarter, and up 50% from $20.6 million at the end of the fourth quarter 2005.

I-many introduced its subscription offering in the second quarter of 2004 in order to pursue certain benefits for both customers and the company. Management believes subscriptions expand the market to customers that find regular subscription payments an easier and more flexible implementation of CLM, and they have the potential to provide I-many smoother and more predictable revenue growth.

Reflecting the increasing contribution of subscription revenue, the amount of product revenue generated from subscription contracts sold in prior periods and recorded in the fourth quarter reached a record level of $708 thousand up 4% from $678 thousand in the prior quarter, and up 96% from $361 thousand reported in the fourth quarter of 2005.

The combined amount of recurring revenue from maintenance and support, hosting and subscriptions totaled $15.9 million in 2006, an increase of 16% from $13.6 million in 2005.

Other Q4 2006 Highlights

Significant events during the fourth quarter of 2006 included:

•

11 new license transactions exceeding $50 thousand in gross value were signed during the quarter, up from five in the previous quarter and compared to 12 in the same period a year ago. These new transactions averaged approximately $369 thousand in gross value. Two new enterprise customers were in the company’s Life Sciences market segment.

•

AVANIR Pharmaceuticals, a leading provider of therapeutic products for treating chronic diseases, licensed I-many’s latest generation CLM solution for Life Sciences (I-many Medicaid™, I-many CARS™, and I-many Validata™) to cost-effectively and accurately manage the complexities of Medicaid and managed care contracts.

•

Talecris Biotherapeutics completed the implementation of three I-many products, I-many CARS®, I-many Medicaid™, and I-many Government Pricing™, in order to optimize its revenues associated with rebates, chargebacks, and accurate pricing, while also ensuring compliance with a range of regulations including Medicaid and the Deficit Reduction Act (DRA).

•

A Top 15 US pharma company with more than 3,000 employees signed a five-year licensing agreement for the next generation of I-many CARS, I-many Medicaid and I-many Government Pricing when released, and I-many Validata.

•

Dr. Reddy’s Laboratories, A NYSE-traded global pharmaceutical company, has signed a five-year agreement to license the next generation of I-many CARS (when released), along with I-many Contract Manager. The commitment is a key element in its ongoing drive to optimize its more than $1 billion in annual revenues and increase its market share in the U.S.

•

A new pharmaceutical company formed to market third-party branded pharmaceutical products has licensed I-many CARS®, I-many Medicaid™, and I-many Government Pricing™. These solutions will provide critical components to its operational infrastructure and will be used to support sales resulting from a recent $800+ million acquisition of branded pharmaceutical products.

•

Sales to existing Fortune 100 clients in the company’s Industry Solution segment included another subscription for I-many Contract Manager by a major Aerospace and Defense company and a long-time non-Life Sciences customer and product development partner, to bring the benefits of I-many’s Contract Lifecycle Management to another company division that designs and produces automotive products.

•

A private placement funding of $7 million ($6.5 million, net of expenses) was completed. It was subscribed at market value by both new and existing shareholders and substantially strengthened the company’s balance sheet in preparation for sales growth initiatives targeting large enterprise customers.

•

I-many was named the largest “pure play” contract lifecycle management vendor in the software industry by Software Magazine. This marks the third consecutive year that I-many has been included in Software Magazine’s Software 500 list.

“I-many continued to be the recognized industry leader in 2006 as it introduced, sold, and delivered products based on its new state-of-the-art CLM platform,” said John A. Rade, I-many’s chairman, president and CEO. “A year highlighted by major milestones and achievements was topped off in the final quarter by a flurry of new contract wins. The number of new deals was more than double over last quarter, showing the demand for CLM and compliance is increasing and companies are looking to I-many for the most comprehensive and capable solution. This allowed us to exceed our guidance for gross value license contracts for the year. We’ve also seen a continued expansion of subscription-based licenses, with virtually all of our bookings this quarter coming in as subscriptions. While this had made it difficult to successfully predict the growth in our GAAP net revenues and we fell short at year’s end, subscriptions have provided I-many an investment with greater and more predictable long-term payoffs.”

2007 Guidance

•

GAAP Net Revenue: $35-40 million, of which approximately $18 million will come from recurring revenue (Subscription, Maintenance and Support, and Hosting). However, it is difficult to predict the mix of recognizable and deferred transactions the company will sign, and this could substantially affect the amount of GAAP net revenue reported in any given period.

•	Gross value of new license transactions: at least $16 million.

•	Cash at year-end: $11-13 million.

“In addition to subscriptions, building new applications running on the new CLM platform has been another area of significant investment,” noted Rade, “making our R&D expenses nearly double industry averages at more than 40% of net revenue this quarter. R&D investment will continue into a good part of 2007, but we see this level coming down substantially as these projects end and unlock excellent revenue and profit potential over the next few years. The combination of these two major factors - investments in R&D and the transition to subscriptions – has created an unmatched competitive advantage that is supported by a healthy balance sheet. More work lies ahead on our Contract Manager product to fill out its feature set on the new CLM platform; however, our efforts on all of our products have resulted in a strong pipeline of product advancements and pending license sales that will position us well in our efforts to achieving our new goals for 2007 and beyond.”

Conference Call

I-many will host a conference call to discuss its fourth quarter and year-end 2006 results later today at 4:30 p.m. Eastern Time. The dial-in number for the conference call is 1-866-543-6411 or 1-617-213-8900, passcode #70461923.

The call is also being webcast, and can be accessed via I-many’s web site at www.imany.com.

A replay of the call will be available after 6:30 p.m. on the same day and until February 20, 2007, and can be accessed by dialing 1-888-286-8010 or 1-617-801-6888, conference ID #54037744.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP product revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Following the balance sheet and income statement, management has included a table that shows the results for the fourth quarter and the full year 2006 compared to the comparable periods in 2005 for new license transactions including subscription contracts, the recognition into reportable revenue of subscriptions and other deferred transactions, and the reconciliation of those numbers to total product revenue according to generally accepted accounting principles (“GAAP”). Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of product revenues is made with the intent of providing both management and investors a more complete understanding of the future revenue opportunities for the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment - from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower GAAP revenue in current periods and less cash than predicted in the near term; the risk of lower demand for our new products than we anticipate; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net Revenues:
Product	$756	$2,155	$3,954	$6,279
Services	6,835	6,071	25,621	26,297

Total net revenues	7,591	8,226	29,575	32,576

Operating expenses:
Cost of third-party technology	24	225	269	520
Cost of services	4,525	3,400	16,940	14,764
Amortization of acquired intangible assets	46	343	482	1,384
Sales and marketing	2,669	2,449	9,323	8,626
Research and development	3,186	2,540	12,585	11,267
General and administrative	1,396	1,206	5,449	4,819
Depreciation	245	205	824	796
Restructuring and other charges (credits)	35	15	103	(10)

Total operating expenses	12,126	10,383	45,975	42,166

Loss from operations	(4,535)	(2,157)	(16,400)	(9,590)

Other income, net	168	103	585	285

Net loss	($4,367)	($2,054)	($15,815)	($9,305)

Basic and diluted net loss per common share	($0.09)	($0.04)	($0.33)	($0.21)

Weighted average shares outstanding	49,841	46,340	47,782	44,548

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$17,232	$16,805
Restricted cash	80	—
Accounts receivable	8,120	9,577
Other current assets	766	845

Total current assets	26,198	27,227

Property and equipment, net	1,341	1,188
Restricted cash	427	555
Other assets	121	122
Acquired intangible assets, net	231	713
Goodwill	8,667	8,667

Total assets	$36,985	$38,472

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,224	$5,618
Current portion of deferred revenue	15,773	12,194
Current portion of capital lease obligations	154	8

Total current liabilities	23,151	17,820

Deferred revenue, net of current portion	1,256	1,242
Other long-term liabilities	1,124	1,054

Stockholders’ equity	11,454	18,356

Total liabilities and stockholders’ equity	$36,985	$38,472

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended December 31		Twelve months ended December 31
	2006	2005	2006	2005
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,789	$3,912	$12,435	$11,442
Industry Solutions	232	155	1,967	2,582

	4,021	4,067	14,402	14,024
Add product revenue recorded in current period from contracts sold in prior periods:
Health and Life Sciences - subscriptions	637	326	2,179	926
Health and Life Sciences - other deferrals	0	0	0	1,476
Industry Solutions - subscriptions	71	35	176	35

	708	361	2,355	2,437
Less value of license contracts sold in current period and deferred to future periods:
Health and Life Sciences	3,754	2,221	10,889	8,464
Industry Solutions	219	52	1,914	1,718

	3,973	2,273	12,803	10,182
Product revenue recorded:
Health and Life Sciences	672	2,017	3,725	5,380
Industry Solutions	84	138	229	899

	$756	$2,155	$3,954	$6,279

Note: I-many has updated the definition of “Gross Value of License Contracts” signed to include first year maintenance and support sold with new traditional perpetual licenses. Management believes this presents a more comparable number to subscriptions that include maintenance and support as part of the subscription fee paid. The results have been updated with this definition for both the current and comparable periods.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com

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